UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 484-8805

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MTNB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 1, 2023, at the 2023 annual meeting of stockholders of Matinas BioPharma Holdings, Inc. (the “Company”), the stockholders approved the authorization of the Board of Directors (the “Board”), in its sole and absolute discretion and without further stockholder approval, to (i) reduce the total number of authorized shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), from 500,000,000 to 250,000,000 (the “Authorized Share Reduction”), and (ii) effect a reverse stock split of the Common Stock at a ratio to be determined by the Board ranging from a ratio of one-for-two (1:2) to a ratio of one-for-fifty (1:50).

Pursuant to the NYSE American’s Compliance Guidance Memo which requires ten calendar days public notice for certain corporate actions, on August 20, 2024, the Company announced that the Board has approved the Authorized Share Reduction and a reverse stock split of the Common Stock at a ratio of one-for-fifty (1:50) (the “Reverse Stock Split”). The Authorized Share Reduction and the Reverse Stock Split will become effective at 5:00 P.M. (EST) on August 30, 2024 (the “Effective Date”), and the shares of Common Stock are expected to begin trading on the split-adjusted basis under the Company’s existing trading symbol, “MTNB,” when the market opens on September 3, 2024. The new CUSIP number following the Reverse Stock Split will be 576810 303.

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split, divided by (ii) fifty (50), with such resulting number of shares rounded up to the nearest whole share. The Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder of record who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued to record stockholders in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. In addition, on the Effective Date, the total number of authorized shares of Common Stock will be reduced to 250,000,000 shares.

Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split. The Company anticipates that the effect of the Reverse Stock Split will be sufficient to maintain compliance with the NYSE American’s continued listing standards, however, there can be no assurance that the Reverse Stock Split will enable the Company to maintain the listing of its Common Stock on the NYSE American. The Reverse Stock Split has no effect on the par value or on the number of authorized shares of Common Stock or preferred stock. The number of authorized shares of Common Stock will be reduced in connection with the Authorized Share Reduction.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, VStock Transfer, LLC (“VStock”). VStock will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholder.

Following the Reverse Stock Split, the Company may in the future consider targeting The Nasdaq Global Market or another tier of The Nasdaq Stock Market for “uplisting” of the Common Stock. The Nasdaq Global Market requires, among other criteria, an initial bid price of at least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. The Company cannot provide any assurance that it will pursue a listing on The Nasdaq Global Market or any other tier of The Nasdaq Stock Market or that, even if such listing occurs, the Company’s minimum bid price would remain over the minimum bid price requirement of the tier of the Nasdaq Stock Market on which the Company may list.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: August 20, 2024	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer

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